Exhibit 99.1

FOR IMMEDIATE RELEASE

GNC Holdings, Inc. Reports Third Quarter 2013 Results

Revenue Increases 8.7% in the Third Quarter

Same Store Sales Increase 8.2% Excluding Gold Card Giveaway Impact

EPS Increases 24.6% to $0.76 as Compared to Adjusted Third Quarter 2012 EPS of $0.61

PITTSBURGH, October 24, 2013 — GNC Holdings, Inc. (NYSE: GNC) (the “Company”), a leading global specialty retailer of health and wellness products, today reported its financial results for the quarter and year-to-date period ended September 30, 2013.

In addition to presenting the Company’s financial results in conformity with U.S. generally accepted accounting principles (“GAAP”), the Company is also presenting results on an “adjusted” basis to exclude the impact of certain expenses related to the Company’s secondary offerings in the first and third quarters of 2012 (each, an “Offering”) and incremental term loan (the “Incremental Term Loan”) in the third quarter of 2012.  For more information, see the attached reconciliations of non-GAAP financial measures.

Third Quarter Performance

For the third quarter of 2013, the Company reported consolidated revenue of $675.6 million, an increase of 8.7% over consolidated revenue of $621.6 million for the third quarter of 2012.  Revenue increased in each of the Company’s segments:  retail by 9.5%, franchise by 9.3% and manufacturing/wholesale by 2.4%.

Same store sales increased approximately 8.2% in domestic company-owned stores (including GNC.com sales) in the third quarter of 2013, excluding a negative impact of approximately 150 basis points or 1.5% from the sale of fewer Gold Cards following the Gold Card giveaways associated with the chain-wide member pricing launch in the second quarter of 2013.  Including this impact, same store sales increased 6.7% in domestic company-owned stores (including GNC.com sales).  In domestic franchise locations, same store sales increased 5.9%.

For the third quarter of 2013, the Company reported GAAP net income of $73.0 million, compared to $62.2 million for the third quarter of 2012.  GAAP net income for the third quarter of 2012 included $0.9 million non-recurring expenses associated with the Offering conducted during the quarter and the Incremental Term Loan.  Excluding these expenses and the related tax impact, net income for the third quarter of 2013 increased $9.9 million or 15.6% over adjusted net income of $63.2 million for the third quarter of 2012.  Diluted earnings per share were $0.76 for the third quarter of 2013, a 24.6% increase over adjusted diluted earnings per share of $0.61 for the third quarter of 2012.

Joe Fortunato, Chairman, President & CEO, said, “I am encouraged by GNC’s ability to once again generate growth across all channels, make progress on key strategic initiatives, and deliver strong results despite pressures on the consumer.  The successful evolution of our Member Pricing program continues, as we drive customers into the stores on an incremental basis.  In addition, we are consistently exhibiting strong new store productivity, and expanding our e-commerce businesses at a pace that exceeds market growth rates.  This quarter’s performance is a testament to the strength of GNC’s business model, whereby our brand, exclusive product offerings, a consumer demographic base which is aligned with the fastest growing segments of the industry and great execution provide the platform for consistent performance.  This allows us to continually invest in initiatives that enable GNC to gain market share and expand our global industry leadership position.”

Supply Chain Update

In support of ongoing growth and efficiencies, the Company is making the following supply chain investments, the net effect of which is expected to be neutral to marginally accretive, beginning in 2014.

•                  Adding the Company’s fourth distribution center serving domestic stores - near Indianapolis, IN.  Capital expenditures are expected to be ~$20 million and will occur primarily in the first half of 2014.

•                  Transitioning to a 3rd party pooled carrier product transportation network - moving away from our existing private fleet — which is expected to provide more than $5 million pre-tax expense savings annually.  This transition took effect in October and will result in a one-time pre-tax expense in the fourth quarter of 2013 of approximately $8.5 million associated with employee severance and early lease termination on transportation equipment.

International Expansion

On October 2, 2013 the Company acquired A1 Sports Limited (d/b/a Discount Supplements), the leading multi-brand sports nutrition e-commerce retailer in the United Kingdom.  Discount Supplements is expected to generate approximately £20 million, or approximately $31 million, in revenue for the calendar year 2013, and generate positive operating income margin.  The Company expects the acquisition to be earnings neutral in 2013, as the operating income contribution is offset by deal costs and amortization of intangibles.  The Company expects to begin selling GNC sub-brand products on the site in 2014.

Third Quarter Segment Operating Performance

For the third quarter of 2013, retail segment revenue grew 9.5% to $487.3 million, compared to $445.0 million for the third quarter of 2012, driven primarily by a 6.7% same store sales increase and the addition of 148 net new stores since the end of the third quarter of 2012.   Operating income increased by 7.3%, from $86.3 million to $92.6 million, and was 19.0% of segment revenue for the third quarter 2013, compared to 19.4% for the third quarter of 2012.  Operating income was negatively impacted primarily by planned gross product margin investments related to the Member Pricing rollout.

For the third quarter of 2013, franchise segment revenue grew 9.3% to $118.9 million, compared to $108.8 million for the third quarter of 2012, driven primarily by increased wholesale product sales and royalty income in both domestic and international franchise operations.  Operating income increased 14.6%, from $36.3 million to $41.6 million, and was 35.0% of segment revenue for the third quarter of 2013, compared to 33.4% for the third quarter of 2012.  The increase in operating income percentage was driven by higher gross profit margin.

For the third quarter of 2013, manufacturing/wholesale segment revenue, excluding intersegment revenue, increased 2.4% to $69.5 million, compared to $67.8 million for the third quarter of 2012.  Operating income increased 7.5% from $26.5 million to $28.4 million and was 40.9% of segment revenue for the third quarter of 2013 compared to 39.0% for the third quarter of 2012.  The increase in operating income percentage was driven primarily by higher gross profit margin.

Total operating income for the third quarter of 2013 was $126.0 million, a $14.8 million, or 13.3%, increase over operating income of $111.2 million for the third quarter of 2012.  Operating income was 18.6% of revenue for the third quarter of 2013, compared to 17.9% for the third quarter of 2012.  Included in third quarter 2013 operating income are approximately $0.4 million in transaction costs associated with the Discount Supplements acquisition.

Year-to-Date Performance

For the first nine months of 2013, the Company reported consolidated revenue of $2,016.6 million, an increase of 8.1% over consolidated revenue of $1,865.0 million for the first nine months of 2012.  Revenue increased in each of the Company’s segments: retail by 8.0%, franchise by 7.5%, and manufacturing/wholesale by 10.3%.

During the first nine months of 2013, the Company reported net income of $217.4 million, 10.8% of revenue and an 11.8% increase compared to $194.4 million for the first nine months of 2012, after adjusting for expenses related to the Offerings and Incremental Term Loan.  Diluted earnings per share were $2.22 for the first nine months of 2013, a 22.0% increase over 2012 adjusted results of $1.82.

For the first nine months of 2013, the Company opened 108 net new domestic company-owned stores, 124 net new international franchise locations, 35 net new domestic franchise locations, 25 net new Rite Aid franchise store-within-a-store locations, 3 net new company-owned stores in Canada, and 1 new company-owned store in China.

For the first nine months of 2013, the Company generated net cash from operating activities of $215.4 million, incurred capital expenditures of $33.6 million, repurchased $238.4 million in common stock under the previously authorized $250 million share repurchase program, and paid $43.3 million in common stock dividends.  The Company generated $180.7 million in free cash flow (which it defines as cash provided by operating activities less cash used in investing activities) and at September 30, 2013, the Company’s cash balance was $77.7 million.

Capital Structure

The Company’s Board of Directors declared a cash dividend of $0.15 per share of its common stock for the fourth quarter of 2013.  The dividend will be payable on or about December 27, 2013 to stockholders of record at the close of business on December 13, 2013.  The Company currently intends to pay regular quarterly dividends; however, the declaration of such future dividends is subject to the final determination of the Company’s Board of Directors.

At the end of the third quarter of 2013, diluted shares outstanding were approximately 95.8 million.

Current 2013 Outlook

The Company’s current outlook for 2013 is based on current expectations and includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Below is the Company’s current outlook for 2013, which is being updated from the previous outlook provided on July 25, 2013:

•              Consolidated adjusted earnings per diluted share (“Adjusted EPS”) of approximately $2.85 - $2.89 for the full year 2013, a 22% - 24% increase over 2012 Adjusted EPS of $2.33.  This represents an increase over the Company’s previously announced outlook for 2013, due to a reduction in the diluted share count from approximately 98 million to approximately 97.5 million for the full year 2013, based on share repurchase activity through the third quarter of 2013.

•              The 2013 Adjusted EPS outlook does not include the one-time pre-tax expense of approximately $8.5 million, or approximately $0.05 - $0.06 per diluted share, associated with the Company’s transportation network transition.

•              The Adjusted EPS outlook is based on achieving a high-single digit increase in domestic company-owned same store sales for the fourth quarter of 2013.

About Us

GNC Holdings, Inc., headquartered in Pittsburgh, PA, is a leading global specialty retailer of health and wellness products, including vitamins, minerals, and herbal supplement products, sports nutrition products and diet products, and trades on the New York Stock Exchange under the symbol “GNC.”

The Company — which is dedicated to helping consumers Live Well — has a diversified, multi-channel business model and derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships.  GNC’s broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men®, Ultra Mega®, Total LeanTM, Pro Performance®, Pro Performance® AMP, Beyond Raw®, and under nationally recognized third party brands.  As of September 30, 2013, GNC has more than 8,400 locations, of which more than 6,300 retail locations are in the United States (including 984 franchise and 2,206 Rite Aid franchise store-within-a-store locations) and franchise operations in 54 countries (including distribution centers where retail sales are made).

Conference Call

GNC has scheduled a conference call and webcast to report its third quarter 2013 financial results on October, 24, 2013 at 10:00 am Eastern time.  To listen to this call, dial 1-877-232-1784 inside the U.S. and 706-679-4448 outside the U.S.  The conference identification number for all participants is 87482867.   A webcast of the call will also be available on www.gnc.com in the Investor Relations section under “About GNC” through November 25, 2013.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain.  The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward looking statements, including but not limited to unfavorable publicity or consumer perception of our products; costs of compliance and our failure to comply with new and existing governmental regulations governing our products, including, but not limited to, proposed dietary supplement legislation and regulations; disruptions in our manufacturing system or losses of manufacturing certifications; disruptions in our distribution network; or failure to successfully execute our growth strategy, including any inability to expand our franchise operations or attract new franchisees, any inability to expand our company owned retail operations, any inability to grow our international footprint, any inability to expand our e-commerce businesses, or any ability to successfully integrate businesses that we acquire.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward- looking statements. For a listing of factors that may materially affect such forward -looking statements, please refer to the Company’s  Annual  Report  on  Form  10-K  for  the  year  ended  December  31,  2012 and subsequent our Quarterly Reports on Form 10-Q  filed  with  the  Securities  and  Exchange Commission.

The Company is authorized to repurchase from time to time shares of its outstanding common stock on the open market or in privately negotiated transactions. The Company may finance any repurchases with cash, potential financing transactions, or a combination of the foregoing.  The timing and amount of stock repurchases will depend on a variety of factors, including the market conditions as well as corporate and regulatory considerations. The share repurchase program may be suspended, modified or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the program. The Company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable laws, including Rule 10b-18 and, as applicable, Rule 10b-5 of the Securities Exchange Act of 1934, as amended.

Management has included non-GAAP financial measures in this press release because it believes they represent an effective supplemental means by which to measure the Company’s operating performance. Management believes that adjusted net income, adjusted diluted earnings per share and free cash flow are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. Adjusted net income, adjusted diluted earnings per share and free cash flow are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of the Company’s profitability or liquidity.  For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in thousands)

	Three months ended		Nine months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(unaudited)

Revenue	$675,594	$621,607	$2,016,561	$1,864,961
Cost of sales, including cost of warehousing, distribution and occupancy	421,649	386,393	1,250,586	1,149,600

Gross profit	253,945	235,214	765,975	715,361

Compensation and related benefits	79,283	78,707	239,932	237,126
Advertising and promotion	16,751	15,697	53,473	45,327
Other selling, general and administrative	31,956	28,717	98,539	91,075
Foreign currency gain	(19)	(8)	(134)	(84)
Transaction related costs (a)	—	924	—	1,610
Operating income	125,974	111,177	374,165	340,307

Interest expense, net	11,237	12,080	33,353	32,958

Income before income taxes	114,737	99,097	340,812	307,349

Income tax expense	41,704	36,868	123,448	114,592

Net income	$73,033	$62,229	$217,364	$192,757

Income per share - Basic and Diluted:

Earnings per share:
Basic	$0.77	$0.61	$2.24	$1.84
Diluted	$0.76	$0.60	$2.22	$1.81

Weighted average common shares outstanding:
Basic	95,183	102,541	97,189	104,946
Diluted	96,078	103,721	98,096	106,515

(a) Expenses related to the Offerings and the Incremental Term Loan.

The following table provides a reconciliation of net income and EPS to adjusted net income and adjusted EPS for the periods shown:

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands)
	(unaudited)
Net Income	$73,033	$62,229	$217,364	$192,757
Transaction related costs (a)	—	924	—	1,610
Adjusted net income	$73,033	$63,153	$217,364	$194,367

Adjusted earnings per share:
Basic	$0.77	$0.62	$2.24	$1.85
Diluted	$0.76	$0.61	$2.22	$1.82

Weighted average common shares outstanding:
Basic	95,183	102,541	97,189	104,946
Diluted	96,078	103,721	98,096	106,515

(a) Expenses related to the Offerings and the Incremental Term Loan.

GNC HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2013	2012
	(unaudited)
Current assets:
Cash and cash equivalents	$77,678	$158,541
Receivables, net	152,452	129,641
Inventories	543,883	491,599
Prepaids and other current assets	35,464	39,016
Total current assets	809,477	818,797

Long-term assets:
Goodwill, brands and other intangibles, net	1,496,733	1,501,632
Property, plant and equipment, net	201,064	199,487
Other long-term assets	32,720	32,124
Total long-term assets	1,730,517	1,733,243

Total assets	$2,539,994	$2,552,040

Current liabilities:
Accounts payable	$161,736	$125,165
Current portion, long-term debt	3,099	3,817
Deferred revenue and other current liabilities	102,557	116,337
Total current liabilities	267,392	245,319

Long-term liabilities:
Long-term debt	1,092,993	1,094,745
Other long-term liabilities	335,728	329,937
Total long-term liabilities	1,428,721	1,424,682

Total liabilities	1,696,113	1,670,001

Total stockholders’ equity	843,881	882,039

Total liabilities and stockholders’ equity	$2,539,994	$2,552,040

GNC HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine months ended
	September 30,
	2013	2012
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$217,364	$192,757
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	37,922	36,476
Amortization of debt costs	1,887	1,811
Increase in receivables	(24,343)	(23,273)
Increase in inventory	(65,270)	(78,193)
Increase (decrease) in accounts payable	36,091	(7,855)
Other operating activities	11,733	20,229
Net cash provided by operating activities	215,384	141,952

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(33,631)	(29,856)
Other investing activities	(1,101)	(1,966)
Net cash used in investing activities	(34,732)	(31,822)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid to shareholders	(43,309)	(34,300)
Payments on long-term debt	(2,850)	(1,757)
Repurchase of treasury stock	(238,406)	(359,990)
Proceeds from issuance of long-term debt	—	199,000
Proceeds and tax benefit from exercise of stock options	22,477	59,445
Other financing activities	—	(3,648)
Net cash used in financing activities	(262,088)	(141,250)

Effect of exchange rate on cash and cash equivalents	573	(523)
Net decrease in cash and cash equivalents	(80,863)	(31,643)
Beginning balance, cash and cash equivalents	158,541	128,438
Ending balance, cash and cash equivalents	$77,678	$96,795

Segment Financial Data and Store Counts (unaudited)

Retail Segment — Company-owned stores in the U.S. and Canada as well as e-commerce

	Three months ended			Nine months ended
	September 30,			September 30,
$ in thousands	2013		2012	2013	2012
	(unaudited)
Revenue	$487,271		$445,008	$1,483,228	$1,373,460
Comp store sales - domestic, including GNC.com	6.7	%*	9.8%	4.2%	12.8%
Operating Income	$92,580		$86,257	$291,507	$277,050
% Revenue	19.0%		19.4%	19.7%	20.2%

Franchise Segment — Franchise-operated domestic and international locations

	Three months ended		Nine months ended
	September 30,		September 30,
$ in thousands	2013	2012	2013	2012
	(unaudited)
Domestic	$67,901	$61,684	$200,192	$188,038
International	50,972	47,101	137,128	125,771
Total revenue	$118,873	$108,785	$337,320	$313,809
Operating income	$41,612	$36,319	$116,687	$103,038
% Revenue	35.0%	33.4%	34.6%	32.8%

Manufacturing/Wholesale Segment - Third-party contract manufacturing; wholesale and consignment sales with Rite Aid, PetSmart, Sam’s Club and www.drugstore.com

	Three months ended		Nine months ended
	September 30,		September 30,
$ in thousands	2013	2012	2013	2012
	(unaudited)
Revenue	$69,450	$67,814	$196,013	$177,692
Operating income	$28,436	$26,455	$76,869	$73,150
% Revenue	40.9%	39.0%	39.2%	41.2%

Consolidated unallocated costs (a)

	Three months ended		Nine months ended
	September 30,		September 30,
$ in thousands	2013	2012	2013	2012
	(unaudited)
Warehousing and distribution costs	$(17,513)	$(16,181)	$(50,737)	$(47,601)
Corporate costs	$(19,141)	$(20,749)	$(60,161)	$(63,720)
Transaction related costs	$—	$(924)	$—	$(1,610)

(a)         Part of consolidated operating income.

*                 Comp store sales — domestic, including GNC.com - increased approximately 8.2% in Q3 2013 excluding a negative impact of approximately 150 basis points or 1.5% from the sale of fewer Gold Cards following the Gold Card giveaways associated with the chain-wide member pricing launch in the second quarter of 2013.

Consolidated Store Count Activity

	Nine months ended September 30, 2013
	Company-	Franchised stores
	owned (b)	Domestic	International	Rite Aid	Total
Beginning of period balance	3,188	949	1,830	2,181	8,148
Store openings (a)	131	52	213	30	426
Store closings	(20)	(17)	(88)	(5)	(130)
End of period balance	3,299	984	1,955	2,206	8,444

	Nine months ended September 30, 2012
	Company-	Franchised stores
	owned (b)	Domestic	International	Rite Aid	Total
Beginning of period balance	3,046	924	1,590	2,125	7,685
Store openings (a)	134	44	170	50	398
Store closings	(29)	(33)	(49)	(7)	(118)
End of period balance	3,151	935	1,711	2,168	7,965

(a) openings include new stores and corporate/franchise conversion activity

(b) including Canada

Contacts:

Investors:                                          Michael M. Nuzzo, Executive Vice President and CFO

(412) 288-2029, or

Dennis Magulick, Vice President - Treasury & Investor Relations

(412) 288-4632

SOURCE:                                         GNC Holdings, Inc.

Web site:                                              http://www.gnc.com/